Exhibit 99.1

FB Bancorp, Inc.

Announces Fourth Quarter and the Year 2024

Financial Results

New Orleans, Louisiana, February 18, 2025 / FB Bancorp, Inc. (NASDAQ: “FBLA”) (the “Company”), the holding company for Fidelity Bank (the “Bank”), today announced a net loss of $6.2 million for the year ended December 31, 2024 as compared to net income of $1.1 million for the year ended December 31, 2023. Net loss for the three months ended December 31, 2024 was $5.4 million, as compared to a net loss of $1.2 million for the same period of 2023, due primarily to the previously disclosed goodwill impairment of $5.8 million related to the Bank’s NOLA Lending Group. Absent this $5.8 million goodwill impairment, the Company’s net income for the three months ended December 31, 2024 would have been $425 thousand.

The Company is a Maryland corporation based in New Orleans, Louisiana. The Company’s banking subsidiary, Fidelity Bank, operates 18 banking locations in the greater New Orleans, Hammond, and Baton Rouge, Louisiana areas. The Company is a Maryland corporation incorporated in February 2024 to become the registered bank holding company for Fidelity Bank upon the Bank’s conversion from the mutual-to-stock form of organization, which occurred on October 22, 2024. The Company sold 19,837,500 shares of common stock, par value $0.01 per share, at a price of $10 per share, for gross proceeds of $198,375,000. Shares of the Company’s common stock began trading on the Nasdaq Global Select Market under the trading symbol “FBLA” on October 23, 2024. Accordingly, the financial and other information prior to October 22, 2024 which is presented herein is Bank-only.

Selected Financial Data

	For the three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Performance Ratios:
Net income (loss) (in thousands)	$(5,361)	$(1,182)	$(6,214)	$1,118
Return on average assets (1)	(0.42)%	(0.11)%	(0.53)%	0.11%
Return on average equity (2)	(1.81)%	(0.79)%	(3.27)%	0.73%
Interest rate spread (3)	3.67%	3.96%	3.76%	4.37%
Net interest margin (4)	4.50%	4.44%	4.36%	4.72%
Non-interest income to average assets	0.21%	0.41%	1.71%	2.39%
Efficiency ratio (5)	128.68%	105.90%	107.25%	96.96%
Average interest-earning assets to average interest-bearing liabilities	152.64%	129.60%	132.93%	132.20%
Capital Ratios:
Equity to assets	26.72%	13.93%	26.72%	13.93%
Average equity to average assets	23.27%	13.79%	16.22%	14.64%
Common book value per share	17.81	-	17.81	-
Asset Quality Ratios:
Allowance for credit losses to total loans (6)	0.82%	0.93%	0.82%	0.93%
Allowance for credit losses to non-performing loans	48.07%	80.93%	48.07%	80.93%
Net charge-offs to average outstanding loans	0.04%	0.03%	0.21%	0.29%
Non-performing loans to total loans	1.72%	1.15%	1.72%	1.15%
Non-performing loans to total assets	1.06%	0.68%	1.06%	0.68%
Total non-performing assets to total assets (6)	1.11%	0.75%	1.11%	0.75%
Other:
Total assets (in thousands)	$1,220,933	$1,124,932	$1,220,933	$1,124,932
Number of offices	18	18	18	18
Number of full-time equivalent employees	329	366	329	366

Unaudited Non-GAAP Financial Segments and Measures

The Company has two reportable segments: Traditional banking and mortgage banking. Mortgage banking is conducted through the Bank’s NOLA Lending Group division. The chart below shows non-GAAP operating income and GAAP net income for the year ended December 31, 2024, along with quarterly results for 2024. Non-GAAP operating income excludes the goodwill impairment of $5.8 million, taken in the final quarter of 2024, and the pre-tax gains on the sale of mortgage servicing rights of $2.6 million, for an after-tax gain of $2.0 million realized in the second and third quarter of 2024. This goodwill was established in 2014 as part of Fidelity Bank’s acquisition of NOLA Lending Group. Both the goodwill impairment and mortgage servicing rights gains are adjustments to the NOLA Lending segment. The Company believes this disclosure is useful in evaluating the Company’s financial results and, therefore, such information is useful to investors. This disclosure should not be viewed as a substitute for financial results reported in accordance with GAAP.

	For the three months ended				For the year ended
(Dollars in thousands)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024

Net Income (GAAP)	$(807)	$849	$(895)	$(5,361)	$(6,214)
Gain on sales of mortgage servicing rights	—	(1,778)	(263)	—	(2,041)
Goodwill Impairment	—	—	—	5,786	5,786
Non-GAAP Consolidated Operating Income	$(807)	$(929)	$(1,158)	$425	$(2,469)

FB Bancorp, Inc. and Fidelity Bank	$442	$330	$523	$2,071	$3,366
NOLA Lending Only Segment	(1,249)	(1,259)	(1,681)	(1,646)	(5,835)
Non-GAAP Consolidated Operating Income	$(807)	$(929)	$(1,158)	$425	$(2,469)

Included in the fourth quarter non-GAAP loss of $1.65 million for the NOLA Lending Group segment, was $352 thousand of reorganizational costs. The majority of reorganization costs related to employment severance. The Bank has been reducing overhead with the intent to lower the cost of delivery in the current low mortgage volume environment. The NOLA Lending Group segment’s annual closed secondary mortgage volume was $1.2 billion, $1.0 billion, $0.6 billion, $0.5 billion and $0.4 billion for the years ended December 31, 2020, 2021, 2022, 2023, and 2024, respectively.

Results of Operations

•
Net loss was $6.2 million for the year ended December 31, 2024 as compared to net income of $1.1 million for the year ended December 31, 2023. This was the result of a one-time goodwill impairment of $5.8 million in 2024 and a decrease in total non-interest income of $4.9 million, partially offset by increases in net interest income after recording a provision for credit losses of $1.4 million.

•
Net loss was $5.4 million for the three months ended December 31, 2024 as compared to a net loss of $1.2 million for the same period ended December 31, 2023. The primary reason for the increased losses was the $5.8 million one-time impairment of goodwill. For the fourth quarter of 2024, net interest income improved by $2.2 million and non-interest expenses, excluding the goodwill impairment, improved $1.7 million compared to the same period in 2023.

•
Net interest income was $13.2 million for the three months ended December 31, 2024, compared to $11.0 million for the three months ended December 31, 2023. This represents an increase of $2.2 million, or 19.87%, due to growth in interest earning cash balances and growth in balance and yield of loans held for investment. More information is available in the average balance sheet and yield tables presented below. During the fourth quarter of 2024, the Bank used excess cash to pay down higher cost borrowings. At December 31, 2024, other borrowings were $73.5 million. For the twelve months ended December 31, 2024, we had average borrowings of $179.7 million, and for the three months ended December 31, 2024, average borrowings were $151.8 million. Net interest margin was 4.50% for the three months ended December 31, 2024, compared to 4.44% for the same period ended December 31, 2023.

•
Total non-interest income was $2.7 million for the three months ended December 31, 2024, compared to $4.4 million for the same period in 2023. This represents a decrease of $1.7 million, or 39.7%, in non-interest income which was due to $580 thousand of mortgage servicing sale gains in 2023 and no gains for the fourth quarter of 2024. The Company has sold most of its mortgage servicing portfolio that was originated in the low-rate environment. Also contributing to the decrease in non-interest income was a decrease in gains on sale of mortgage loans of $561 thousand, or 21.63%, and $400 thousand of losses on the sale of other real estate owned compared to no loss for the same period in 2023. Other real estate owned was $610 thousand, or 0.05% of total assets at December 31, 2024.

•
Total non-interest expenses were $20.4 million for the three months ended December 31, 2024, including the goodwill impairment of $5.8 million, compared to $16.4 million for the three months ended December 31, 2023. Excluding the goodwill impairment, total non-interest expenses were $14.6 million for the three months ended December 31, 2024, compared to $16.4 million for the three months ended December 31, 2023. This represents a $1.8 million, or 10.44%, decrease in non-goodwill expenses. This decrease was due to a $1.2 million improvement in hedging activity caused by rising market interest rates on mortgage loans held for sale. Also contributing to the decrease was a $532 thousand, or 21.07%, decrease in other general and administrative expenses and a $296 thousand, or 24.44%, decrease in data processing expense. The decreases in other general and administrative expenses and data processing are due to management's continued efforts to lower the cost of delivery.

•
Net interest income was $46.5 million for the year ended December 31, 2024, compared to $44.2 million for the year ended December 31, 2023. This represents an increase of $2.3 million, or 5.18%, due to balance growth of average earning assets of $130.2 million, or 13.92%, partially offset by a decrease in net interest margin. Net interest margin was 4.36% for the year ended December 31, 2024 compared to 4.72% for the year ended December 31, 2023. More information is available in the average balance sheet and yield tables below.

•
Total non-interest income was $20.0 million for the year ended December 31, 2024, compared to $24.9 million for the year ended December 31, 2023. This $4.9 million, or 19.72%, decrease was due to a decrease of $2.7 million in gains on sale of mortgage servicing rights and a $2.1 million, or 53.94%, decrease in other non-interest income. The decrease in other non-interest income was primarily due to a decrease of $2.1 million in mortgage servicing revenue caused by the sales in mortgage servicing assets.

•
Total non-interest expenses were $71.3 million for the year ended December 31, 2024, including the goodwill impairment of $5.8 million, compared to $67.0 million for the year ended December 31, 2023. Excluding the goodwill impairment, total non-interest expenses were $65.5 million for the year ended December 31, 2024, compared to $67.0 million for the year ended December 31, 2023. This represents a $1.5 million, or 2.23%, decrease in non-goodwill expenses. This decrease was primarily due to a $1.3 million, or 71.47%, decrease in mortgage servicing right amortization caused by the sales in mortgage servicing assets, and a $409 thousand decrease in other general and administrative expenses.

Financial Condition

•
Total assets were $1.22 billion at December 31, 2024, compared to $1.12 billion at December 31, 2023. The largest fluctuation between these periods came from an increase in cash of approximately $175.8 million of proceeds from the issuance of common stock, net of offering costs and the cost of purchasing ESOP shares on the open market. A portion of the net proceeds was utilized to pay down higher cost borrowings. Other borrowings were $73.5 million at December 31, 2024, compared to $172.2 million at December 31, 2023. This represents a $98.7 million, or 57.32%, reduction.

•
Loans held for investment were $756.9 million at December 31, 2024 compared to $665.7 million at December 31, 2023. This represents a $91.2 million, or 13.70%, increase, and was due to steady loan demand in commercial, commercial real estate, and residential construction loans.

•
From December 31, 2023 to December 31, 2024, commercial real estate loans increased $34.8 million, or 16.87%, commercial loans increased $25.4 million, or 36.43%, and residential construction loans increased $18.3 million, or 116.56%.

•
Total equity was $326.3 million at December 31, 2024 compared to $156.7 million at December 31, 2023. This $169.6 million, or 108.15%, increase was due to the mutual to stock conversion. Equity to assets was 26.72% at December 31, 2024 compared to 13.93% at December 31, 2023.

Asset Quality

•
Non-performing loans were $13.0 million at December 31, 2024 compared to $7.7 million at December 31, 2023. At December 31, 2024, approximately $765 thousand nonperforming loans related to commercial and commercial real estate loans which represents 0.23% of the outstanding balance. The majority of non-performing loans, $10.2 million, relate to residential mortgage loans which represents 4.01% of the outstanding balance. These nonperforming residential mortgage loans have a weighted average loan-to-value below 80% based on latest available appraisals. Residential real estate loans remain under elevated credit pressures in our gulf coast lending markets due to rising insurance costs. Monthly insurance costs for many residents in the greater New Orleans area may exceed that of their monthly mortgage principal and interest payments.

•
Non-performing loans as a percentage of loans was 1.72% at December 31, 2024 compared to 1.15% at December 31, 2023.

•
Total non-performing assets, which included non-performing loans and other real estate owned, as a percentage of total capital was 4.16% at December 31, 2024 compared to 5.41% at December 31, 2023.

•
Net loans charged off were $1.5 million for the year ended December 31, 2024 compared to $1.7 million for the year ended December 31, 2023.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

Average Balance Sheets

	For the twelve months ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$73,451	$3,444	4.69%	$38,685	$1,733	4.48%
Securities	246,990	9,085	3.68%	259,311	9,278	3.58%
Loans	714,884	51,445	7.20%	611,317	41,679	6.82%
Loans held for sale	30,258	1,915	6.33%	26,098	1,608	6.16%
Total earning assets	1,065,583	65,889	6.18%	935,411	54,298	5.80%
Non-interest-earning assets:
Cash and cash equivalents	6,716			6,714
Fixed Assets	52,583			49,960
Allowance for credit losses	(6,065)			(6,332)
Other	53,892			56,563
Total non-interest-earning assets	107,126			106,905
Total Assets	$1,172,709			$1,042,316
Interest-bearing liabilities:
Interest-bearing demand deposits	$113,819	$220	0.19%	$131,764	$136	0.10%
Interest-bearing savings and money market deposits	227,373	1,842	0.81%	262,711	1,091	0.42%
Certificates of deposit	280,756	9,134	3.25%	232,260	5,535	2.38%
Total interest-bearing deposits	621,948	11,196	1.80%	626,735	6,762	1.08%
Interest-bearing borrowings	179,663	8,237	4.58%	80,832	3,368	4.17%
Total interest-bearing liabilities	801,611	19,433	2.42%	707,567	10,130	1.43%
Non-interest:
Demand deposits	164,276			173,927
Other liabilities	16,577			8,197
Total non-interest liabilities	180,853			182,124
Total Equity	190,245			152,625
Total liabilities and equity	$1,172,709			$1,042,316
Net interest income		$46,456			$44,168
Net interest-earning assets (1)	$263,972			$227,844
Net interest rate spread (2)			3.76%			4.37%
Net yield on interest-earning assets (3)			4.36%			4.72%
Average of interest-earning assets to interest-bearing liabilities	132.93%			132.20%
Average equity to assets	16.22%			14.64%

	For the three months ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$147,465	$1,768	4.76%	$55,811	$697	4.96%
Securities	243,651	2,173	3.54%	252,073	2,380	3.75%
Loans	739,416	13,382	7.18%	658,249	11,582	6.98%
Loans held for sale	34,688	526	6.02%	19,892	329	6.56%
Total earning assets	1,165,220	17,849	6.08%	986,025	14,988	6.03%
Non-interest-earning assets:
Cash and cash equivalents	6,268			6,377
Fixed Assets	53,957			51,513
Allowance for credit losses	(5,904)			(5,995)
Other	50,413			51,473
Total non-interest-earning assets	104,734			103,368
Total Assets	$1,269,954			$1,089,393
Interest-bearing liabilities:
Interest-bearing demand deposits	$108,251	$52	0.19%	$123,801	$41	0.13%
Interest-bearing savings and money market deposits	223,598	534	0.95%	238,627	351	0.58%
Certificates of deposit	279,753	2,300	3.26%	272,445	2,111	3.07%
Total interest-bearing deposits	611,602	2,886	1.87%	634,873	2,503	1.56%
Interest-bearing borrowings	151,756	1,747	4.57%	125,974	1,461	4.60%
Total interest-bearing liabilities	763,358	4,633	2.41%	760,847	3,964	2.07%
Non-interest:
Demand deposits	188,550			166,550
Other liabilities	22,564			11,734
Total non-interest liabilities	211,114			178,284
Total Equity	295,482			150,262
Total liabilities and equity	$1,269,954			$1,089,393
Net interest income		$13,216			$11,024
Net interest-earning assets (1)	$401,862			$225,178
Net interest rate spread (2)			3.67%			3.96%
Net yield on interest-earning assets (3)			4.50%			4.44%
Average of interest-earning assets to interest-bearing liabilities	152.64%			129.60%
Average equity to assets	23.27%			13.79%

FB Bancorp, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31, 2024	December 31, 2023
	(Dollars in thousands)
ASSETS
Cash and due from banks	$6,841	$5,795
Interest-bearing deposits at other financial institutions	92,004	81,313
Total cash and cash equivalents	98,845	87,108

Securities available for sale, at fair value (amortized cost of $256,444 and $269,378, respectively)	244,119	249,898
Derivative assets	439	184
Loans held for sale, at fair value	26,026	22,576
Loans held for investment	756,897	665,684
Less: allowance for credit losses	(6,244)	(6,203)
Loans held for investment, net	750,653	659,481
Federal Home Loan Bank stock, at cost	4,354	4,106
Bank owned life insurance	14,986	14,640
Accrued interest receivable	5,729	5,506
Premises and equipment, net	54,145	51,455
Other real estate owned	610	815
Goodwill	—	5,786
Mortgage servicing rights	1,078	2,231
Prepaid expenses	2,151	2,518
Other assets	17,798	18,628

Total assets	$1,220,933	$1,124,932

LIABILITIES AND EQUITY
Deposits:
Non-interest bearing	$132,258	$142,032
Interest bearing	668,484	627,256
Total deposits	800,742	769,288

Advances by borrowers for taxes and insurance	6,537	11,774
Other borrowings	73,500	172,200
Accrued interest payable	380	524
Other liabilities	13,519	14,409
Total liabilities	894,678	968,195

Equity:
Preferred stock, $0.01 par value - 5,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value - 120,000,000 shares authorized; 19,837,500 issued and outstanding at December 31, 2024	198	—
Additional paid-in capital	193,571	—
Unearned ESOP shares - 1,523,520 shares	(17,215)	—
Retained earnings	165,912	172,126
Accumulated other comprehensive income (loss)	(16,211)	(15,389)
Total equity	326,255	156,737

Total liabilities and equity	$1,220,933	$1,124,932

FB Bancorp, Inc.

Consolidated Statements of Income

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands except per share amounts)
Interest and dividend income
Interest and fees on loans	$13,908	$11,910	$53,361	$43,287
Interest and dividends on investment securities	2,173	2,381	9,085	9,278
Interest on deposits in other banks	1,767	697	3,443	1,733
Total interest and dividend income	17,848	14,988	65,889	54,298

Interest expense
Deposits	2,885	2,503	11,196	6,762
Borrowed funds	1,748	1,461	8,237	3,368
Total interest expense	4,633	3,964	19,433	10,130

Net interest income	13,215	11,024	46,456	44,168
Provision (benefit) for credit losses	710	300	1,530	649
Net interest income after provision (benefit) for credit losses	12,505	10,724	44,926	43,519

Non-interest income
Service charges and fee income from deposit accounts	687	729	2,908	3,160
Gain on sales of mortgage loans	2,033	2,594	12,739	12,526
Gain (loss) on sales and disposal of assets	(400)	—	(283)	(1)
Gain (loss) on sales of available for sale securities	—	(137)	285	66
Gain on sales of mortgage servicing rights	—	580	2,584	5,318
Other non-interest income	342	651	1,776	3,856
Total non-interest income	2,662	4,417	20,009	24,925

Non-interest expenses
Salaries and employee benefits	9,727	9,110	40,942	40,729
Occupancy and equipment	2,003	2,027	8,108	8,067
Directors’ fees	152	206	618	806
Data processing	915	1,211	4,830	4,683
Advertising and marketing	337	468	1,969	1,755
Mortgage servicing rights amortization	106	189	503	1,763
Hedging activity, net	(588)	616	(7)	247
Goodwill impairment	5,786	—	5,786	—
Other general and administrative	1,993	2,525	8,537	8,946
Total non-interest expenses	20,431	16,352	71,286	66,996

Net income (loss) before income taxes	(5,264)	(1,211)	(6,351)	1,448
Income tax expense (benefit)	97	(29)	(137)	330

Net income (loss)	$(5,361)	$(1,182)	$(6,214)	$1,118

Basic and diluted loss per share	$(0.38)	—	$(1.74)	—
Weighted average shares outstanding	14,170,143	—	3,561,894	—